As filed with the Securities and Exchange Commission on December 10, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

the Securities Act of 1933

LendingClub Corporation

(Exact name of Registrant as specified in its charter)

Delaware	6199	51-0605731
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

LendingClub Corporation

71 Stevenson Street, Suite 300

San Francisco, California 94105

(415) 632-5600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Renaud Laplanche

Chief Executive Officer

LendingClub Corporation

71 Stevenson Street, Suite 300

San Francisco, California 94105

(415) 632-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Cynthia C. Hess, Esq. Jeffrey R. Vetter, Esq. James D. Evans, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Jason Altieri, Esq. General Counsel and Chief Compliance Officer LendingClub Corporation 71 Stevenson Street, Suite 300 San Francisco, California 94105 (415) 632-5600	Kurt J. Berney, Esq. Eric C. Sibbitt, Esq. O’Melveny & Myers LLP Two Embarcadero Center, 28th Floor San Francisco, California 94111 (415) 984-8700

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-198393

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of ‘‘large accelerated filer,’’ ‘‘accelerated filer’’ and ‘‘smaller reporting company’’ in Rule 12b-2 of the Securities Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.01 par value	345,000	$15.00	$5,175,000	$602

(1)	Represents only the additional number of shares being registered. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-198393).
(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act, based on the proposed maximum aggregate offering price. The Registrant previously registered securities with an aggregate offering price not to exceed $928,970,000 on a Registration Statement on Form S-1, as amended (File No. 333-198393), which was declared effective by the Securities and Exchange Commission on December 10, 2014. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $5,175,000 are hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, LendingClub Corporation (“Registrant”) is filing this registration statement with the Securities and Exchange Commission (“Commission”). This registration statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-198393), which the Registrant originally filed on August 27, 2014 (“Registration Statement”), and which the Commission declared effective on December 10, 2014.

The Registrant is filing this registration statement for the sole purpose of increasing the aggregate number of shares of common stock offered by the Registrant by 345,000 shares, 45,000 of which are subject to purchase upon exercise of the underwriters’ option to purchase additional shares of the Registrant’s common stock. The additional securities that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Registration Statement. The information set forth in the Registration Statement is incorporated by reference in this filing.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on the 10th day of December 2014.

LENDINGCLUB CORPORATION

By:	/s/ Renaud Laplanche
Renaud Laplanche Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Renaud Laplanche	Chief Executive Officer and Director	December 10, 2014
Renaud Laplanche	(Principal Executive Officer)

/s/ Carrie Dolan	Chief Financial Officer	December 10, 2014
Carrie Dolan	(Principal Financial and Accounting Officer)

*	Director	December 10, 2014
Daniel Ciporin

*	Director	December 10, 2014
Jeffrey Crowe

*	Director	December 10, 2014
Rebecca Lynn

*	Director	December 10, 2014
John J. Mack

*	Director	December 10, 2014
Mary Meeker

*	Director	December 10, 2014
John C. (Hans) Morris

*	Director	December 10, 2014
Lawrence Summers

*	Director	December 10, 2014

Simon Williams

*	Pursuant to Power of Attorney

By:	/s/ Carrie Dolan
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Fenwick & West LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Grant Thornton LLP.

23.3	Consent of Auerr, Zajac & Associates, LLP.

23.4	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to Exhibits 24.1 and 24.2 to the Registration Statement on Form S-1 (Registration No. 333-198393)).